Exhibit 10.4

Schedule of the Owners of Company-Managed Texas Roadhouse Restaurants and the

Interests Held by Directors, Executive Officers and 5% Stockholders Who Are Parties to

Limited Partnership Agreements and Operating Agreements

As of December 29, 2020

7
Entity Name	Restaurant Location	Percentage of Holdings' Interest	Actual Management Fee Charged	Percentage Owned by Executive Officers, Directors & 5% Stockholders

Texas Roadhouse of Billings, LLC	Billings, MT	5%	0.5%	27.5%

Texas Roadhouse of Brownsville, Ltd.	Brownsville, TX	5.09%	0.5%	3.07%

Texas Roadhouse of Everett, LLC	Everett, MA	5%	0.5%	28.75%

Texas Roadhouse of Gilbert, AZ, LLC	Gilbert, AZ	52.5%	3.5%	35.5%

Texas Roadhouse of Mansfield, Ltd.	Mansfield, TX	52.5%	3.5%	34.5%

Roadhouse of McKinney, Ltd.	McKinney, TX	5%	0.5%	2.0%

Texas Roadhouse of Port Arthur, Ltd.	Port Arthur, TX	5%	0.5%	15.0%

Roadhouse of Kansas, LLC	Wichita, KS	5%	0.5%	24.05%